Exhibit 3.2

AMENDMENT NO. 1
TO
SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
ATLAS RESOURCE PARTNERS GP, LLC

THIS AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ATLAS RESOURCE PARTNERS GP, LLC  (this “Amendment”), dated as of November 3, 2014, is entered into and effectuated by Atlas Energy, L.P., a Delaware limited partnership (“ATLS”), as the sole member of Atlas Resource Partners GP, LLC, a Delaware limited liability company (the “Company”), pursuant to authority granted to it in Section 14.4 of the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of October 24, 2013 (as amended from time to time, the “LLC Agreement”).  Capitalized terms used but not defined herein are used as defined in the Limited Partnership Agreement, is adopted by .

RECITALS:

WHEREAS, the Company, pursuant to and in accordance with Section 18-202 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., amended its Certificate of Formation to change the name of the Company to “Atlas Energy Group, LLC.”

WHERAS, ATLS desires to amend the LLC Agreement in order to conform the LLC Agreement to reflect “Atlas Energy Group, LLC” as the name of the Company.

WHEREAS, Section 14.4 of the LLC Agreement provides that this Amendment may be effected by ATLS, as the sole member.

AMENDMENT:

NOW, THEREFORE, it is hereby agreed as follows:

A.	Amendment. The LLC Agreement is hereby amended as follows:

1.
Each of (i) the cover page, (ii) the Preamble, (iii) the definition of “Agreement” in Section 1.1, (iv) Section 2.2 and (v) Section 14.1 are hereby amended by deleting all references to “Atlas Resource Partners GP, LLC” therein and replacing each such reference with “Atlas Energy Group, LLC.”

B.	Agreement in Effect. Except as hereby amended, the LLC Agreement shall remain in full force and effect.

C.	Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D.
Invalidity of Provisions.  If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

ATLAS ENERGY, L.P.

By:	Atlas Energy GP, LLC, its General Partner

By:	/s/ Sean McGrath
Name:	Sean McGrath
Title:	Chief Financial Officer

[Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement of
Atlas Resource Partners GP, LLC]